UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   November 2, 2009

The Stanley Works

 (Exact name of registrant as specified in its charter)

Connecticut	1-5244	06-0548860
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Stanley Drive New Britain, Connecticut 06053 (Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (860) 225-5111

Not Applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ x ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2009, The Stanley Works (“Stanley”), Blue Jay Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Stanley, and The Black & Decker Corporation (“Black & Decker”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the combination of Stanley and Black & Decker.  Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of all parties, Merger Sub will be merged (the “Merger”) with and into Black & Decker, with Black & Decker becoming a wholly-owned subsidiary of Stanley.

As a result of the Merger, each outstanding share of Black & Decker’s common stock will be converted into the right to receive 1.275 shares of common stock of Stanley (the “Common Stock”).

The consummation of the Merger is subject to certain conditions, including, among others:  (i) the approval by Black & Decker’s shareholders of the Merger, (ii) the approval by Stanley’s shareholders of the issuance of Common Stock by Stanley and the amendment of Stanley’s certificate of incorporation to increase the number of authorized shares of Common Stock and to change Stanley’s name to “Stanley Black & Decker”, and (iii) the receipt of antitrust approval (or the expiration of applicable waiting periods) in the U.S. and other jurisdictions, including the European Union, and the absence of legal restraints preventing consummation of the Merger or that would reasonably be expected to result in certain adverse effects on Stanley or Black & Decker.

The Merger Agreement contains customary representations and warranties and covenants, most of which are reciprocal between Stanley and Black & Decker.  Certain covenants require that each of the parties:  (i) use reasonable best efforts to cause the Merger to be consummated, including with regard to receiving antitrust approvals, (ii) not solicit alternate transactions, and (iii) call and hold a special shareholders’ meeting and, in the case of Black & Decker, recommend approval of the Merger, and, in the case of Stanley, recommend approval of the issuance of Common Stock and the amendment to Stanley’s certificate of incorporation.

The Merger Agreement contains certain termination rights and provides that (i) upon the termination of the Merger Agreement under specified circumstances, including a change in the recommendation of the Black & Decker board of directors, Black & Decker will owe Stanley a cash termination fee of $125 million, and (ii) upon the termination of the Merger Agreement under specified circumstances, including a change in the recommendation of the Stanley board of directors, Stanley will owe Black & Decker a cash termination fee of $125 million.

The Merger Agreement also provides that, upon consummation of the Merger, (i) the Stanley board of directors shall be comprised of nine directors from Stanley and six directors from Black & Decker, (ii) of the independent directors from Stanley, one shall be appointed the lead independent director, and (iii) Nolan D. Archibald, the current Chairman, President, and Chief Executive Officer of Black & Decker, shall be elected as Executive Chairman of the Stanley board of directors.  John F. Lundgren, the current Chairman and Chief Executive Officer of Stanley, shall remain as Chief Executive Officer.

The foregoing description of the Merger Agreement is not a complete description of all of the parties’ rights and obligations under the Merger Agreement.  The above description is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2009, the Stanley Compensation and Organization Committee (the “Compensation Committee”) voted to recommend to the Stanley board of directors its approval of (i) an amended and restated employment agreement between Stanley and John F. Lundgren (the “Lundgren Agreement”), (ii) an employment agreement between Stanley and James M. Loree (the “Loree Agreement”) and (iii) an executive chairman agreement between Stanley and Nolan D. Archibald (the “Executive Chairman Agreement” and, collectively, the “Employment Agreements”), each of which the Board approved on November 2, 2009.  The Employment Agreements become effective upon consummation of the Merger.  If the Merger is not consummated, the Employment Agreements are null and void and will not become effective.

The Lundgren Agreement

Upon its effective date, the Lundgren Agreement will amend and restate, in its entirety, Stanley’s previous employment agreement with Mr. Lundgren, dated as of December 10, 2008 (the “Prior Agreement”).  Except for the material terms described below, the Lundgren Agreement is substantially similar to the Prior Agreement.  Under the Lundgren Agreement, Mr. Lundgren will continue to serve as Stanley’s President and Chief Executive Officer and will receive an annual base salary of at least $1,250,000, subject to review for increase annually.  Mr. Lundgren will be entitled to participate in an annual bonus plan, with an annual target bonus opportunity equal to 150% of his annual base salary.  In addition, promptly after the Lundgren Agreement becomes effective, Mr. Lundgren will be entitled to receive a grant of restricted stock units, which generally will vest 50% on each of the fourth and fifth anniversaries of the consummation of the Merger.  In addition to the restricted stock units granted to Mr. Lundgren at the time of the consummation of the Merger, Mr. Lundgren will also be eligible to receive annual performance awards and annual stock option awards.  All of the equity awards granted pursuant to the Lundgren Agreement will be subject to the terms and conditions of Stanley’s equity incentive plan and customary award agreements.

The Loree Agreement

Under the Loree Agreement, Mr. Loree will continue to serve as Stanley’s Executive Vice President and Chief Operating Officer and will receive an annual base salary of at least $750,000, subject to review for increase annually.  Mr. Loree will be entitled to participate in an annual bonus plan, with an annual target bonus opportunity equal to 100% of his annual base salary.  In addition, promptly after the Loree Agreement becomes effective, Mr. Loree will be entitled to receive a grant of restricted stock units, which generally will vest 50% on each of the fourth and fifth anniversaries of the consummation of the Merger.  In addition to the restricted stock units granted to Mr. Loree at the time of the consummation of the Merger, Mr. Loree will also be eligible to receive annual performance awards and annual stock option awards.  All of the equity awards granted pursuant to the Loree Agreement will be subject to the terms and conditions of Stanley’s equity incentive plan and customary award agreements

Mr. Loree will be entitled to certain severance payments if his employment is terminated by Stanley without cause or if Mr. Loree experiences a constructive termination of employment and, in connection therewith, Mr. Loree executes a general release and waiver.  In addition, in the event Mr. Loree’s employment is terminated, he will be subject to certain restrictive covenants.

The Archibald Agreement

Upon its effective date, the Archibald Agreement will replace and supersede Mr. Archibald’s existing employment agreement with Black & Decker.  Under the Archibald Agreement, Mr. Archibald will serve as a member and Executive Chairman of the Stanley board of directors and as an employee of Stanley for a period of three years following the consummation of the Merger.  While Mr. Archibald is employed by Stanley, he will receive an annual base salary of $1,500,000 and will be entitled to participate in an annual bonus plan, with an annual target bonus opportunity equal to $1,875,000.  In addition, promptly after the Archibald Agreement becomes effective, Mr. Archibald will be entitled to receive a grant of stock options, which generally will vest on the third anniversary of the consummation of the Merger.  In addition to the stock options granted to Mr. Archibald at the time of the consummation of the Merger, Mr. Archibald will also be eligible to receive annual equity awards, comprised (based on value) of 50% stock options and 50% restricted stock, restricted stock units or other full-share type awards.  All of the equity awards granted pursuant to the Archibald Agreement will be subject to the terms and conditions of Stanley’ equity incentive plan and customary award agreements.  Mr. Archibald will also be eligible to receive a cost synergy bonus upon the third anniversary of the consummation of the Merger based on the achievement of certain goals.

Mr. Archibald will remain entitled to receive certain perquisites and benefits that he has been receiving pursuant to his existing employment agreement with Black & Decker.  In addition, Mr. Archibald has agreed to waive certain rights to payments and benefits provided for under his existing employment agreement with Black & Decker, including the right to receive an approximately $20.5 million change in control severance payment, a tax gross-up for excise taxes under Section 280G of the Internal Revenue Code of 1986 and immediate accelerated vesting of his outstanding Black & Decker stock options, restricted stock and restricted stock units.

Mr. Archibald will be entitled to certain severance payments if his employment is terminated by Stanley without cause or if Mr. Archibald experiences a constructive termination of employment and, in connection therewith, Mr. Archibald executes a general release and waiver.  In addition, in the event Mr. Archibald’s employment is terminated, he will be subject to certain restrictive covenants.

The foregoing description of the Employment Agreements is not a complete description of all of the parties’ rights and obligations under the Employment Agreements.  The above description is qualified in its entirety by reference to the Employment Agreements, which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and incorporated herein by reference

Additional Information

The proposed transaction involving Stanley and Black & Decker will be submitted to the respective stockholders of Stanley and Black & Decker for their consideration.  In connection with the proposed transaction, Stanley will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Stanley and Black & Decker that will also constitute a prospectus of Stanley.  Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available, because they will contain important information.  Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents (when available) that Stanley and Black & Decker file with the SEC at the SEC’s website at www.sec.gov and Stanley’s website related to the transaction at www.stanleyblackanddecker.com.  In addition, these documents may be obtained from Stanley or Black & Decker free of charge by directing a request to Investor Relations, The Stanley Works, 1000 Stanley Drive, New Britain, CT 06053, or to Investor Relations, The Black & Decker Corporation, 701 E. Joppa Road, Towson, Maryland 21286, respectively.

Certain Information Regarding Participants

Stanley, Black & Decker and certain of their respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC.  Investors and security holders may obtain information regarding the names, affiliations and interests of Stanley’s directors and executive officers in Stanley’s Annual Report on Form 10-K for the year ended January 3, 2009, which was filed with the SEC on February 26, 2009, and its proxy statement for its 2009 Annual Meeting, which was filed with the SEC on March 20, 2009.  Investors and security holders may obtain information regarding the names, affiliations and interests of Black & Decker’s directors and executive officers in Black & Decker’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 17, 2009, and its proxy statement for its 2009 Annual Meeting, which was filed with the SEC on March 16, 2009.  These documents can be obtained free of charge from the sources listed above.  Additional information regarding the interests of these individuals will also be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

Non-Solicitation

A registration statement relating to the securities to be issued by Stanley in the proposed transaction will be filed with the SEC, and Stanley will not issue, sell or accept offers to buy such securities prior to the time such registration statement becomes effective.  This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 2, 2009, among The Stanley Works, The Black & Decker Corporation and Blue Jay Acquisition Corp.

10.1	Second Amended and Restated Employment Agreement, dated as of November 2, 2009, among The Stanley Works and John F. Lundgren.

10.2	Employment Agreement, dated as of November 2, 2009, among The Stanley Works and James M. Loree.

10.3	Executive Chairman Agreement, dated as of November 2, 2009, among The Stanley Works and Nolan D. Archibald.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Stanley Works

November 3, 2009	By:	/s/ Bruce H. Beatt
Name: Bruce H. Beatt
Title: Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 2, 2009, among The Stanley Works, The Black & Decker Corporation and Blue Jay Acquisition Corp.

10.1	Second Amended and Restated Employment Agreement, dated as of November 2, 2009, among The Stanley Works and John F. Lundgren.

10.2	Employment Agreement, dated as of November 2, 2009, among The Stanley Works and James M. Loree.

10.3	Executive Chairman Agreement, dated as of November 2, 2009, among The Stanley Works and Nolan D. Archibald.